Exhibit 99.1

PRESS RELEASE www.corescientific.com

Core Scientific Announces April Updates

•	Self-Mined 1,121 Bitcoins in April

•	Held 9,618 Bitcoins as of April 30, 2022

AUSTIN, Texas, May 5, 2022 – Core Scientific, Inc. (NASDAQ: CORZ) (“Core Scientific” or “the Company”), a leader in high-performance blockchain infrastructure and software solutions, today announced production and operations updates for April 2022.

“We expanded both our self-mining and hosting businesses in the month of April, producing 1,121 bitcoins for our own account and operating 8.1 EH/s for our hosting customers,” said Mike Levitt, Core Scientific Chief Executive Officer. “Our team remains focused on operational excellence as we build our footprint to achieve our 2022 operating objectives.”

Self-Mining

Core Scientific’s self-mining operations produced 1,121 bitcoins in April, averaging 37.4 bitcoins per day, an increase from March’s daily average of 36.9. As of April 30, 2022, the Company held 9,618 bitcoins produced from operations.

As of April month end, Core Scientific operated its own fleet of more than 85,000 bitcoin miners, producing 8.9 EH/s. In early April, Core Scientific became one of the first companies in the digital asset mining industry to post daily bitcoin self-mining production on its corporate website, http://www.corescientific.com.

Hosting

In addition to its self-mining fleet, as of April 30, 2022, Core Scientific provided infrastructure, technology and operating support for a growing, diverse group of customers representing 8.1 EH/s.

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Core Scientific April Update - 2

Infrastructure

Core Scientific continued the development and expansion of its operations in Texas, while data centers owned and operated by the Company in Georgia, Kentucky, North Carolina and North Dakota continued to operate as expected.

Grid Support

In the month of April, the Company powered-down a portion of its data center operations in Texas on six occasions for a total of 220 megawatt hours. Core Scientific will continue to work with the communities and utility companies in which it operates to enable and ensure electrical grid stability.

Upcoming Conferences

Core Scientific management will participate in the following upcoming investor conferences:

•	Jefferies virtual Metaverse and NFT Summit on May 19

•	H.C. Wainwright Global Investment Conference on May 24 (virtual)

•	B. Riley Securities 22nd Annual Institutional Investor Conference on May 25 and 26 in Beverly Hills

•	D.A. Davidson Bitcoin and Blockchain Investor Conference on June 2 in New York City

Links to available webcasts of management presentations or panel discussions at these conferences will be posted to the Investors section of the Core Scientific website: https://investors.corescientific.com/investors/events-and-presentations/default.aspx.

ABOUT CORE SCIENTIFIC

Core Scientific is one of the largest publicly traded, net carbon-neutral blockchain infrastructure providers and miners of digital assets in North America. Core Scientific has operated blockchain infrastructure in North America since 2017, using its facilities and intellectual property portfolio that has grown to more than 70 patents or applications for digital asset hosted mining and self-mining. Core Scientific operates data centers in

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Core Scientific April Update - 3

Georgia, Kentucky, North Carolina, North Dakota and Texas, and expects to commence operations in Oklahoma in the second half of 2022. Core Scientific’s proprietary Minder® fleet management software combines the Company’s hosting expertise with data analytics to deliver maximum uptime, alerting, monitoring and management of all miners in the Company’s network. To learn more, visit http://www.corescientific.com.

FORWARD LOOKING STATEMENTS AND EXPLANATORY NOTES

This press release includes “forward-looking statements’’ within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, those related to the Company’s ability to scale and grow its business, source clean and renewable energy, the advantages and expected growth of the Company, future estimates of revenue, net income and adjusted EBITDA, future estimates of computing capacity and operating capacity, future demand for hosting capacity, future estimate of hashrate (including mix of self-mining and hosting) and operating gigawatts, future projects in construction or negotiation and future expectations of operation location, orders for miners and critical infrastructure, future estimates of self-mining capacity, the public float of the Company’s shares, future infrastructure additions and their operational capacity, and operating capacity and site features of the Company’s operations center in Denton, Texas. These statements are provided for illustrative purposes only and are based on various assumptions, whether or not identified in this press release, and on the current expectations of the Company’s management. These forward-looking statements are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking

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Core Scientific April Update - 4

statements are subject to a number of risks and uncertainties, including those identified in the Company’s reports filed with the U.S. Securities & Exchange Commission, and if any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Year over year comparisons are based on the combined results of Core Scientific and its acquired entities.

Core Scientific provides this and any future similar unaudited updates to provide shareholders with visibility into the Company’s results and progress toward previously announced capacity and operational projections.

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CONTACTS

Investors:

Steven Gitlin

ir@corescientific.com

Media:

press@corescientific.com

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